Exhibit 10.4

INTELLECTUAL PROPERTY PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of April 10, 2012, is made by and among HAIR RESEARCH AND SCIENCE EST., a company incorporated under the laws of the Principality of Lichtenstein and with its principal offices at Rätikonstrasse 13, 9490 Vaduz, Liechtenstein ("Seller"), and BIOLOGIX HAIR SCIENCE LTD., a company incorporated under the laws of Barbados  and with its principal offices at The Business Center, Upton, St. Michael, Barbados (“Purchaser”), and DR. GUILLERMO DURAN, individual residing in the city of Barranquilla, Colombia, identified with the national ID number 91.221.539 issued in Bucaramanga, Colombia, and having an office at Cra. 52 76-167 L-316 Alto Prado, Barranquilla, Atlántico, Colombia (“Inventor”).  Inventor, Seller and Purchaser are each sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Inventor has invented certain processes and formulae for the stimulation of hair growth and treatment of hair loss that are collectively sometimes described herein as the “Hair Growth Process” or ”Invention”, as defined below;

WHEREAS, Seller has acquired and controls all right and title in and to the Invention and Intellectual Property (as defined below) therein;

WHEREAS, Purchaser desires to acquire and Seller desires to sell to Purchaser, all of Seller’s right and title in and to the Invention, including but not limited to the exclusive, perpetual, worldwide right to use and exploit the Invention in all fields of use;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

ARTICLE I
Definitions

For the purposes of this Agreement, the following definitions shall apply:

Section 1.1            “Affiliates” shall mean with respect to a person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

Section 1.2            “Confidential Information” means all information pertaining to the business and identity of the Purchaser, the negotiation, consummation and existence of this Agreement, and the Invention.

Section 1.3             “Purchaser Indemnitees” shall have the meaning set forth in Section 7.1.

Section 1.4            “Hair Growth Process”  means all formulae, products, processes, and Technical Know-How for the stimulation of hair growth and treatment of hair loss developed, owned, or controlled by Seller, including but not limited to those elements described in Schedule “A” hereto, as may be supplemented from time to time. This does not include any devices  Seller might invent in order to inject or apply drugs or other substances in any part of the body. These devices include but are not limited to techniques, designs or patents related to needles, needle protectors, needle caps or other injection instruments which could be used in any part of the body in diverse mesotherapy techniques.

Section 1.5            “Seller Improvements” shall mean any and all developments, modifications, improvements, upgrades, enhancements, inventions, or discoveries in relation to the Invention or to the Intellectual Property developed by Seller during the Term of this Agreement.

Section 1.6            “Inventor Improvements” shall mean any and all developments, modifications, improvements, upgrades, enhancements, inventions, or discoveries in relation to the Invention or to the Intellectual Property developed by Inventor during the Term of this Agreement.

Section 1.7            “Indemnified Party” shall have the meaning set forth in Section 7.

Section 1.8            “Indemnifying Party” shall have the meaning set forth in Section 7.

Section 1.9            “Invention” means the Hair Growth Process and includes all Intellectual Property.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

Section 1.10          “Intellectual Property” means all rights and title under copyright, or trademark, and all trade-names, designs, Technical Know-How, Patents and other intellectual property rights of any kind throughout the world, whether registered or not, owned or controlled by Seller and relating to the Invention and which exist as of the Effective Date and including, without limitation all intellectual property listed in Schedule “B” hereto, and all physical embodiments thereof.

Section 1.11          “Patents” shall mean all rights under any present or future patents and/or patent applications throughout the world, and shall include (i) any divisional, re-examination or renewal based on the said patents and /or patent applications, any patents which may issue on, from or as a result of any of the foregoing and any reissue of said patents, (ii) the sole and exclusive right file, prosecute, maintain, and defend any of the foregoing, whether in the name of Seller or otherwise;"Patents" means all rights under any present or future patents and/or patent applications throughout the world, and shall include (i) any divisional, re-examination or renewal based on the said patents and /or patent applications, any patents which may issue on, from or as a result of any of the foregoing and any reissue of said patents, (ii) the sole and exclusive right file, prosecute, maintain, and defend any of the foregoing, whether in the name of Inventor or otherwise;

Section 1.12          “Seller Personnel” shall mean all present and future employees, independent contractors, consultants, Affiliates, agents, representatives, personnel and staff of Seller (the “Seller Personnel”);

Section 1.13          “South America” mean Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Peru, Suriname, Uruguay, and Venezuela and their respective territories and possessions, but excludes French Guyana.

Section 1.14          “Inventor Personnel” shall mean all present and future employees, independent contractors, consultants, Affiliates, agents, representatives, personnel and staff of Inventor, as applicable (the “Inventor Personnel”);

Section 1.15          “Technical Know-How” shall mean all published or unpublished research, development information, technical data, designs, formulas, prototypes, samples, plans, specifications, methods, processes, systems, trade secrets, empirical data, computer programs and any other information or documentation related to the Invention and to the Intellectual Property, whether patentable or unpatentable, and whether in written, machine readable, oral form or drawing, and which exists at the Effective Date of this Agreement or which is subsequently developed or otherwise created during the Term of this Agreement by Seller.

Section 1.16          “Term” shall have the meaning set forth in Section 9.1.

Section 1.17          “Third Party Intellectual Property” shall mean any proprietary rights related to the Invention and not exclusively owned  by or vested in Seller, whether under copyright, patent, trademark, trade secret or otherwise.

Section 1.18          “Exclusive Rights” shall mean the rights granted to Purchaser in Article II hereof .

Section 1.19          “Event of Default”  shall mean any failure by Inventor to observe or perform any of its obligations hereunder for twenty (20) days after delivery to the Inventor of notice of such failure by or on behalf of Purchaser and unless such default is capable of cure but cannot be cured within such time frame and the Inventor is using best efforts to cure same in a timely fashion.

ARTICLE II
SALE AND ASSIGNMENT OF RIGHTS

Section 2.1            Assignment of Rights.  Subject to the terms and conditions set forth in this Agreement, Seller hereby grants, sells and assigns to Purchaser, 100% of Seller’s right, title and Interest throughout the world in and to the Invention.  Without limiting the foregoing, the rights granted to Purchaser hereunder shall include the following exclusive, worldwide rights, without obligation:

(i)	file, prosecute, maintain, and defend any Patent in respect of the Invention, or any improvements thereupon, on behalf of and in the name of Seller;

(ii)	to reproduce, make, have made, use, import, export, sell, lease or otherwise exploit any products based on the Invention or any components thereof;

(iii)	to provide or sell any service based upon or incorporating the Invention;

(iv)	to copy, translate or modify any copyright works relating to the Invention;

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

(v)	to otherwise practice or exploit the Invention, including the right to practice or exploit any Seller Improvements;

(vi)	to make, practice or exploit any Purchaser Improvements; and

(vii)	to assign, gift, sell, license, cross-license or otherwise dispose of any or all of the rights granted to Purchaser hereunder to any person or entity.

Section 2.2            Reservation of Rights. Notwithstanding the Exclusive Rights granted to Purchaser in this Article II, Seller expressly reserves, on behalf of Inventor, the exclusive, non-assignable, royalty free right to provide, solely within the City of Barranquilla, Colombia, individual therapeutic treatments and services that employ the Hair Growth Process in relation to Inventor’s private clinical practice located in the City of Barranquilla, Colombia. The practice of the rights granted hereunder shall be limited to three (3) clinics located in the City of Barranquilla.  The rights reserved by Seller on behalf of Inventor hereunder shall specifically exclude the following rights:

(i)	to produce. sell, import, export, or distribute any product, or to provide any service based on the Intellectual Property outside the City of Barranquilla, Colombia;

(ii)	to sell any product or provide any service based on the Intellectual Property except on an individual prescription basis; and

(iii)
to license or assign any or all of the rights reserved by Seller hereunder, provided that the rights described in this Section 2.2 may be licensed or assigned to any third party that is an Affiliate of Inventor.

Rights reserved by Inventor pursuant to this Section 2.2 shall not expire upon Inventor´s death.  Purchaser shall not, whether directly or indirectly, undertake any business or do anything which may reasonably be expected to impair or conflict with the exclusive rights reserved on behalf of Inventor hereunder.

Section 2.3            Moral Rights.  Inventor hereby waives in favour of Purchaser and Purchaser’s Affiliates, successors and assigns all moral rights of authors or similar equitable rights throughout the world that Inventor has or may have in and to the Intellectual Property.

Section 2.4            Delivery. Upon execution of this Agreement, subject to payment of the first installment of the purchase price in accordance with Section 3.1, the Seller shall promptly deliver to the Purchaser any Intellectual Property not previously delivered to Purchaser prior to the Effective Date, provided that title in and to the Rights granted hereunder shall not transfer to Purchaser until full payment of the Purchase Price.

ARTICLE III
PURCHASE PRICE AND ROYALTIES

Section 3.1            Purchase Price. In full consideration of all rights and title and interest granted to Purchaser hereunder, and in consideration of Seller’s representations, warranties and covenants hereunder, the Purchaser agrees to deliver to the Seller $10,100,000 payable to the Seller as follows:

(i)	US$100,000 upon execution of this Agreement by the parties;

(ii)	US$10,000,000 in the form of a promissory note (the “Promissory Note”) granted to the seller in the form attached hereto as Schedule “C” and for which the following payment schedule has been agreed:

●	US$2,000,000 on or before July 31st, 2012;

●	US$3,000,000 on or before December 31, 2012; and

●	US$5,000,000 on or before July 31st, 2013.

Section 3.2            Royalties.  As additional consideration all rights and title and interest granted to Purchaser hereunder, Purchaser agrees to pay to the Seller or to Seller’s designee royalties as follows:

(i)
a perpetual, per treatment royalty (the “Treatment Royalty”) equal to USD$20 for each vial of “Revive” injectible hair growth treatment (the “Treatment”) manufactured and shipped by Purchaser (or its sublicensee or assignee). The Treatment Royalty payable will be reviewed upon completion of each calendar year and adjusted if necessary for future years to account for inflation or deflation according to the United States CPI index certified by the Bureau of Labor Statistics to a maximum of 2.5% of the then current royalty rate.  All such adjustments shall be prospective.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

(ii)
a royalty equal to 10% of gross sales received by Purchaser in respect of the sale by Purchaser of any after-treatment products (a “Product”), such as hair gels, shampoos, conditioners or similar after-treatment products based upon the Intellectual Property and are actually manufactured and sold by Hair Research (the “Product Royalty”). For the purpose of this Agreement, gross sales shall include the actual retail or wholesale sale price charged by Hair Research, allowing for promotional or similar discounts, and exclusive of applicable sales tax or consumption taxes, whether charged as a percentage of or incorporated into the gross sales price);

(iii)	a royalty equal to 6% of gross sales actually received by Purchaser in respect of sales of the Treatment in South America (the “SA Treatment Royalty”);

(iv)
a minimum quarterly guarantee (the “Quarterly Guarantee”) of US$50,000 payable upon completion of each of  the first four fiscal quarters following the effective date hereof, beginning with the quarter ending on March 31st, 2012(the “Quarterly Guarantee”);

(v)	a Quarterly Guarantee of USD$100,000 payable upon completion of the fiscal quarter ending on March 31, 2013 and for each fiscal quarter completed thereafter;

(vi)	all Quarterly Guarantees paid shall accrue and be deductible from SA Treatment Royalties, Treatment Royalties and Product Royalties payable in future periods; and

(vii)
In the event that the Intellectual Property infringes third-party patents or rights and Purchaser licenses such patents or rights from such third party, any settlements, fees or royalties payable in respect of such third-party licenses shall be deductible from any royalties payable to Seller provided that the sum of all royalties payable to Seller shall not be reducible by more than 50%.

                Section 3.3            Payment of Royalties.  Royalties payable under Sections 3.2 hereof, shall be payable within thirty (30) days following the end of the then-current quarter, subject to offset for any Quarterly Guarantees paid to Nu-Hair or for any third party payments made in accordance with 3.2.6 above.  All payments to be made hereunder shall be made in United States dollars. Payments originating in any other currency shall be converted to United States dollars using the rate of exchange as published by Bank of America on the date such payment is due.

Section 3.4           Recognition of Sales. Purchaser’s obligation to pay the Product Royalty or Treatment Royalty hereunder shall accrue as and when Purchaser receives payment from the sale or use of a Licensed Product or Process.  A Product or Treatment shall be considered “sold” when it is invoiced and Purchaser shall solely be responsible for the collection of any of its receivables.

Section 3.5            Security Interest.   The Promissory Note shall be secured by a security interest granted by the Buyer to the Seller pursuant to a Security Agreement in the form attached hereto as Schedule “D”.

ARTICLE IV
PROSECUTION, MAINTENANCE, AND ENFORCEMENT OF INTELLECTUAL PROPERTY

Section 4.1             Prosecution and Maintenance of Intellectual Property.  Purchaser may, at its own expense, register, file, prosecute, and maintain the Intellectual Property in any jurisdiction(s) it so wishes, in its sole discretion.    Inventor shall at all times use Inventor’s best efforts to assist Purchaser with the filing, prosecution, and maintenance of the Intellectual Property to the extent reasonably required by Purchaser from time to time.

Section 4.2            Enforcement of Intellectual Property.

Section 4.2.1         Notice of Infringement.  The Seller shall notify the Purchaser in writing within ten (10) business days of the Purchaser becoming aware any known or alleged infringement(s) of the Intellectual Property, and shall concurrently provide the Purchaser with any evidence of such infringement(s).

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

Section 4.2.2         Enforcement of the Intellectual Property. Purchaser shall have the sole right, but not the obligation, to enforce any of the Intellectual Property against any third party.  Seller agrees to join as a party plaintiff in any such action initiated by Purchaser if reasonably requested by Purchaser, at the sole cost of Purchaser, and Seller shall use its best efforts to assist Purchaser as reasonably requested by Purchaser from time to time at Purchaser’s sole expense.  All proceeds received as a result of Purchaser’s prosecuting such infringement claim shall first be used to reimburse Purchaser for all costs and expenses associated in bringing prosecuting such infringement action. All remaining proceeds actually received as a result of prosecuting such infringement claim shall be divided by the Parties on a pro-rata basis in proportion to their respective interest in the Intellectual Property and any royalties related thereto, and provided Seller has joined as a plaintiff in such action.  Purchaser shall be entitled to settle or resolve any infringement claim relating to the Intellectual Property without the consent of Seller.

Section 4.2.3         No Contestation. Seller and its Affiliates shall not, at any time, directly or indirectly, dispute or contest (i) the validity or enforceability of the Intellectual Property (including but not limited to the Patents) or the registration therefore; or (ii) the exclusive ownership rights of the Purchaser in and to the Intellectual Property.

Section 4.3             Advertising and Press Releases. Inventor hereby grants to Purchaser and its Affiliates the right, but not the obligation to use Inventor’s name, likeness and approved biography in connection with the promotion and exploitation of the Invention.  Purchaser shall meaningfully consult with Inventor regarding any advertising or press release issued by Purchaser where such advertising or press release makes mention of Inventor.  Inventor shall have approval over any direct personal quotes contained in any such advertising press releases issued by Purchaser or its Affiliates that mention his name, such approval not to be unreasonably withheld.

Section 4.4            Power of Attorney. Inventor hereby authorizes Purchaser, and does hereby make, constitute and appoint the Purchaser and Purchaser’s Affiliates,  and its respective officers, agents, successors or assigns with full power of substitution, as the Inventor’s true and lawful attorney-in-fact, with power, in the name of the Purchaser or the Inventor, after the occurrence and during the continuance of an Event of Default, at the option of Purchaser, and at the expense of Purchaser, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which Purchaser deems necessary to protect, preserve and realize upon the Exclusive Rights granted therein in order to effect the intent of this Agreement all as fully and effectually as the Inventor might or could do; and the Inventor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement.  Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, Inventor specifically authorizes Purchaser to execute and file, in Inventor’s name or in Purchaser’s name, any applications or instruments of transfer or assignment in respect of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.

Section 4.5             Further Assurances. On a continuing basis, each Seller and Inventor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Purchaser, to protect the Exclusive Rights granted hereunder and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE V
IMPROVEMENTS IN THE INTELLECTUAL PROPERTY

Section 5.1            Improvements by Seller.  Seller hereby covenants and agrees to promptly notify Purchaser within 10 business days as to any and all Seller Improvements which Seller, or any Seller Personnel, may discover, make, develop, or otherwise create or control with respect to the Intellectual Property during the Term of this Agreement.  Such improvements and any rights under patent or other proprietary rights therein shall be the exclusive property of the Purchaser and Seller hereby assigns to Purchaser all right, title and interest in and to such improvements and patents.  Such improvements and any patents granted thereon shall automatically be licensed to Seller in accordance with Section 2.2 of this Agreement.

Section 5.2             Continuing Obligation of Disclosure.  During the Term of this Agreement,  Seller and Inventor shall, and shall cause the Seller Personnel or the Inventor Personnel (as applicable), to  promptly disclose in writing to Purchaser any and all new ideas, concepts and Seller Improvements or Inventor Improvement (as applicable) related to the Invention or the Intellectual Property, whether patentable or not.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1              Representations and Warranties.

Section 6.1.1           Seller Representations and Warranties.  Seller, as of the date hereof, represents and warrants as follows:

(a)           Seller has all necessary legal power and authority to enter into and perform his obligations under this Agreement and the consummation of the transactions contemplated hereunder.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, require accelerated performance of, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Seller is bound, or by which any of his Affiliates is bound.

(c)           No representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

(d)           Except to the extent that such materials are non-proprietary and in the public domain, Seller is the sole owner of all right, title, and interest in and to the Invention and the Intellectual Property, which are free and clear of all liens, security interests, mortgages, charges, claims, encumbrances, or other restrictions on title or transferability of any kind, and are not subject to divestment or rescission for any reason or cause.

(e)           To the knowledge of Seller, all inventions, formulas, processes, patent applications and patents listed or described in Schedule “A and ”Schedule “B” hereto are patentable and there are no grounds to believe that, once filed, such patent applications will be rejected, or that any patents issuing therefrom will become invalid or unenforceable by reason of the rights of any third party.

(f)             Seller has not received any oral or written claim or cease and desist letter, and is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property related to the Invention, and there are no grounds for any claim: (i) alleging that the Invention infringes or misappropriates any Third Party Intellectual Property rights; or (ii) challenging the title, inventorship, validity, enforceability, or alleging misuse, of the Invention or the Licensed Intellectual Property Rights.

(g)            To the best knowledge of Seller after due and diligent inquiry, there are no unpaid fees currently overdue in respect of the Invention.

(h)          To the best knowledge of Seller after due and diligent inquiry, Inventor is legally the sole inventor of the Invention, and Seller is unaware of any grounds for any third party to claim any right, title, or interest as a co-inventor or co-author of the Invention or the Intellectual Property.

(i)            With respect to any Patents for which an application has been initiated by or on behalf of Inventor, each Seller and Inventor has complied in all material respects with all applicable patent office duties of candor and good faith in dealing, including, without limitation, the duty to disclose all information known to be material to the allowance or registration of such intellectual property.

(j)            Seller has not asserted any claim of infringement, misappropriation or misuse by any third party in respect of the Invention or and, to the best of his knowledge, there are no grounds for any such claims.

(k)           Seller has taken all reasonable measures to protect and preserve the security, confidentiality and value of the Invention, including without limitation all trade secrets and other confidential information constituting a part thereof.

(l)            To the knowledge of Seller after due and diligent inquiry, no employee or consultant in his employ or affiliate, associate or chemical or pharmaceutical laboratory or any company of any kind with which Seller has had a commercial relationship has used any Intellectual Property or other confidential information other than in the course of that party’s work for Seller.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

(m)          Regarding (k) and (l) of this section 6.1.1, Seller informs that the Inventor has shared, with the Colombian company AMD HAIR S.A., some information for the experimental manufacturing of a shampoo and a hair lotion as well as the manufacturing of a vitamins and minerals mixture and, to his knowledge, The Inventor has been the only consumer of these products which are no longer being produced for him or anybody else since the commercial relationship with said company has been terminated.

Section 6.1.2           Purchaser Representations and Warranties.  Purchaser, as of the date hereof, represents and warrants as follows:

(a)           Purchaser represents that it has all necessary legal power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the jurisdiction of its incorporation and its certificate of incorporation and bylaws to authorize the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(b)           Purchaser warrants that neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Purchaser is bound, or by which any of its Affiliates is bound.

Section 6.1.3           Inventor Representation and Warranties.

(a)           Inventor has all necessary capacity to enter into and perform his obligations under this Agreement and the consummation of the transactions contemplated hereunder.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, require accelerated performance of, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Inventor is bound, or by which any of his Affiliates is bound.

(c)           No representation or warranty made by Inventor  in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

(h)           Except to the extent that such materials are non-proprietary and in the public domain, Seller is the sole owner of all right, title, and interest in and to the Invention and the Intellectual Property, which are free and clear of all liens, security interests, mortgages, charges, claims, encumbrances, or other restrictions on title or transferability of any kind, and are not subject to divestment or rescission for any reason or cause.

(i)           To the knowledge of Inventor, all inventions, formulas, processes, patent applications and patents listed or described in Schedule “A and ”Schedule “B” hereto are patentable and there are no grounds to believe that, once filed, such patent applications will be rejected, or that any patents issuing therefrom will become invalid or unenforceable by reason of the rights of any third party.

(f)           Inventor has not received any oral or written claim or cease and desist letter, and is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property related to the Invention, and there are no grounds for any claim: (i) alleging that the Invention infringes or misappropriates any Third Party Intellectual Property rights; or (ii) challenging the title, inventorship, validity, enforceability, or alleging misuse, of the Invention or the Licensed Intellectual Property Rights. .

 (g)          To the best knowledge of Inventor after due and diligent inquiry, there are no unpaid fees currently overdue in respect of the Invention.

 (h)          To the best knowledge of Inventor after due and diligent inquiry, he is legally the sole inventor of the Invention, and Inventor is unaware of any grounds for any third party to claim any right, title, or interest as a co-inventor or co-author of the Invention or the Intellectual Property.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

(i)            With respect to any Patents for which an application has been initiated by or on behalf of Seller, Seller has complied in all material respects with all applicable patent office duties of candor and good faith in dealing, including, without limitation, the duty to disclose all information known to be material to the allowance or registration of such intellectual property.

(j)            Inventor has not asserted any claim of infringement, misappropriation or misuse by any third party in respect of the Invention or and, to the best of his knowledge, there are no grounds for any such claims.

(k)           Inventor has taken all reasonable measures to protect and preserve the security, confidentiality and value of the Invention, including without limitation all trade secrets and other confidential information constituting a part thereof.

(l)            To the knowledge of Inventor after due and diligent inquiry, no employee or consultant in his employ or affiliate, associate or chemical or pharmaceutical laboratory or any company of any kind with which Inventor has had a commercial relationship has used any Intellectual Property or other confidential information other than in the course of that party’s work for Inventor.

(m)         Regarding (k) and (l) of this section 6.1.1, Inventor informs he has shared, with the Colombian company AMD HAIR S.A., some information for the experimental manufacturing of a shampoo and a hair lotion as well as the manufacturing of a vitamins and minerals mixture and, to his knowledge, he has been the only consumer of these products which are no longer being produced for him or anybody else since the commercial relationship with said company has been terminated during the first trimester of 2012.

ARTICLE VII
INDEMNIFICATION

Section 7.1             Indemnity of Seller.  The Seller and its Affiliates will indemnify and hold harmless the Purchaser and each and all of its directors, officers, employees, agents, Affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns ( each and all of the foregoing being referred to collectively as the “Purchaser Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions which Purchaser Indemnitees may suffer or incur by reason of:

(i)
any misrepresentation, or non-fulfilment of any covenant, on the part of the Seller under this Agreement, or from any misrepresentation in, or omission from, any certificate, or other instrument, furnished, or to be furnished, to the Purchaser in relation to this Agreement; and

Section 7.2           Indemnity of Purchaser.  The Purchaser and its Affiliates will indemnify and hold harmless the Seller, the Inventor, and each and all of their respective  directors, officers, employees, agents, Affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns ( each and all of the foregoing being referred to collectively as the “Seller Indemnitees” or the “Inventor Indemnitees”, as applicable) from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions which the Seller Indemnitees or the Inventor Indemnitees may suffer or incur by reason of:

(i)
any misrepresentation, or non-fulfilment of any covenant, on the part of the Purchaser under this Agreement, or from any misrepresentation in, or omission from, any certificate, or other instrument, furnished, or to be furnished, to the Seller in relation to this Agreement; and

Section 7.3            Indemnity of Inventor.  The Inventor and its Affiliates will indemnify and hold harmless the Purchaser Indemnitees and the Seller Indemnitees from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions which Purchaser Indemnitees or Seller Indemnitees may suffer or incur by reason of:

(i)
any misrepresentation, or non-fulfilment of any covenant, on the part of the Inventor under this Agreement, or from any misrepresentation in, or omission from, any certificate, or other instrument, furnished, or to be furnished, to the Purchaser or the Seller in relation to this Agreement; and

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

(ii)	any third party claim arising out of or related to Inventor’s exploitation of the rights granted to Inventor in Section 2.1 hereunder.

Section 7.3              Indemnification Procedures.

(a)           The Party seeking indemnification (the “Indemnified Party”) pursuant to this Article VII shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.

(b)           The Indemnifying Party shall have the right within thirty (30) days after receipt of such notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost and expense, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)           The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, without limitation, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.  The remedies provided in this Article VII shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

(d)           The Indemnifying Party shall reimburse the Indemnified Party for all Losses within five (5) days of receipt of notice from the Indemnified Party setting forth the amount of such Losses.

ARTICLE VIII
CONFIDENTIAL INFORMATION

Section 8.1            Confidentiality.  Seller and Inventor agree that, as of the Effective Date, all Confidential Information shall remain the exclusive property of the Purchaser. Accordingly, Seller and Inventor agree not to disclose any Confidential Information and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any of of the Confidential Information with any third party (i) except those with a "need to know" and solely in connection with the permitted uses by Seller or Inventor (as applicable) of the Confidential Information contemplated by Section 2.2 herein;  or (ii) except as required by court order.  Seller shall require the Seller Personnel, and Inventor shall require the Inventor Personnel,to comply with all of the confidentiality and other requirements set forth in this Section 8.1 and to separately sign confidentiality agreements in a form acceptable to Purchaser, and to return copies of all such signed agreements to Purchaser. In the event that Seller or Inventor become aware of, or perceive any threat that, any Confidential Information may be disclosed contrary to the provisions of this Section 8.1, Seller and Inventor (as applicable) shall immediately provide written notice thereof to the Purchaser.

Each Seller and Inventor expressly acknowledges that in the event of a breach by them of any terms of this Agreement and/or any breach by the Seller Personnel or the Inventor Personnel of their respective confidentiality agreements, Purchaser will be caused irreparable injury which cannot be adequately compensated by money damages. Accordingly, Purchaser shall be entitled to obtain injunctive relief, in addition to any other rights or remedies which Purchaser may have, to enforce the terms of this Agreement and prevent disclosure of Confidential Information.  Further, in the event the Purchaser is required to enforce the terms of this Agreement and/or any of the confidentiality agreements signed by the Seller Personnel or by the Inventor Personnel, Purchaser shall be entitled to the indemnity of Seller or Inventor  (as applicable) in accordance with Article 7 hereof. ,

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

ARTICLE IX
TERM AND TERMINATION

Section 9.1            Term.  This Agreement shall commence on the Effective Date and shall continue in perpetuity.

Section 9.2            Waiver.  The failure of either Party to exercise any rights or remedies to which it is entitled shall not be deemed to be a waiver of or otherwise affect, impair, or prevent the non-breaching Party from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events provided forth herein.

ARTICLE X
GENERAL PROVISIONS

Section 10.1          Independent Contractor.  The relationship of the Parties is that of independent contractors.  Neither Party nor any of their respective employees, agents or contractors shall by reason of this Agreement be deemed an employee, agent or joint venture of the other Party.

Section 10.2          Notices.  All notices required or permitted hereunder must be made in writing, in the English language, and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party or Parties, at the address of such Party or Parties set forth below (or at such other address as such Party may designate by written notice to all other parties in accordance herewith):

To Inventor at:

DR. GUILLERMO DURAN
Cr52 76-167 L-404 Alto Prado
Barranquilla, Atlántico
Colombia

To Seller at:

HAIR RESEARCH AND SCIENCE EST.,
Rätikonstrasse 13,
9490 Vaduz,
Liechtenstein

Attention: Mario Simmen

To Purchaser at:

BIOLOGIX HAIR SCIENCE LTD.,
The Business Center, Upton,
St. Michael, Barbados
BB11103

Attention:              John Martin

Fax:                        ___________________
E-mail:                   ___________________

And in all instances,a copy to:

W.L. Macdonald Law Corporation
4th Floor - 570 Granville Street,
Vancouver British Colombia,
Canada  V6C 3P1

Fax: 604.681.4760

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

Section 10.3            Dispute Resolution.  Any dispute, controversy or claim concerning or relating to this Agreement shall be resolved in the following manner:

(a)           The Parties agree to use all reasonable efforts to resolve the dispute through direct discussion.  To that end, either Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Upon such notice, the Parties shall attempt in good faith to resolve the disputes promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement and will follow the mechanism for dispute resolution as outlined by the  International Chamber of Commerce on their website.

(b)           If the parties are unable to resolve the dispute by such means within thirty (30) days of the notice date, or such other time period as mutually agreed, then either party may commence an action in the courts of the Principality of Liechtenstein.  The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

Section 10.4           Governing Law. This Agreement will be governed by and construed in accordance with the law of the Principality of Liechtenstein without regard to the conflicts of law provisions thereof.  The parties hereby attorn to the jurisdiction of the Courts in Liechtenstein.

Section 10.5           Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be reformed only to the extent necessary to effect the original intentions of the parties, and all remaining provisions shall continue in full force and effect.

Section 10.6           Assignment. This Agreement may be assigned by the Purchaser in its sole discretion.  This Agreement may not be assigned by the Seller and attempted assignment or delegation of this Agreement by the Seller without the written approval of the Purchaser shall be void.

Section 10.7          Force Majeure.  Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) for a period not to exceed ninety (90) days on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party.  Any condition enumerated herein continuing beyond ninety (90) days shall constitute a default under this Agreement.

Section 10.8          Advice of Counsel.  Each party to this Agreement has been advised, and is hereby advised, to seek the representation of counsel for the transactions contemplated herein prior to executing this Agreement.

Section 10.9          Further Assurances.   Each party to this Agreement agrees to do and perform or cause to be done and performed all such further acts and to execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.10        Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors and successors.

Section 10.11        Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by Seller and Purchaser.

Section 10.12        Construction.  The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing this Agreement, and all language in all parts of this Agreement shall be construed simply and in accordance with its fair meaning, and not strictly for or against any Party.

Section 10.13        Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 10.14        Entire Agreement.  This Agreement together with any attachments, schedules and exhibits, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement.  This Agreement supersedes any and all agreements, whether oral or written, between the parties to this Agreement with respect to the subject of this Agreement.  Except as otherwise expressly provided herein, this Agreement may be modified only by a writing signed by an authorized representative of each Party.

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

[CONTINUED ON NEXT PAGES]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

DR. GUILLERMO DURAN

/s/Dr. Guillermo Duran
Dr. Guillermo Duran, an Individual

BIOLOGIX HAIR SCIENCE LTD.,

By:	/s/John Martin
Name:	John Martin
Title:	President and Director

HAIR RESEARCH AND SCIENCE EST.

By:	/s/Mario Simmen
Name:	Mario Simmen
Title:	Director

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

SCHEDULE A
1.	BIOLOGIX HAIR FORMULA

Seller Initials:_________ - Inventor Initials:__________ - Purchaser Initials:_________

These securities and the securities issuable upon the conversion or exercise thereof have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be offered or sold except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from the registration requirements of the 1933 Act, or outside the United States in accordance with Regulation S under the 1933 Act.

SCHEDULE “B”

Identifiable Intellectual Property Rights by Category
 (whether registered or Unregistered)

Patent, Patent Applications and Abstracts:

●	All Patents (as defined in Article I), including the abstracts described in Schedule “A”.

Trademarks and Tradenames: All Process or Product Names, Logos, Label and Bottle Designs, etc. related to the Invention including but not limited to:

●	BIOLOGIX
●	BIOLOGIX FOR MEN
●	BIOLOGIX FOR WOMEN
●	BIOLOGIX HAIR
●	BIOLOGIX HAIR RESTORATION
●	BIOLOGIX HAIRWASH
●	BIOLOGIX FOLLICLE FUEL
●	FOLLICLE FUEL
●	REVIVE

Copyrights:

●
All copyright throughout the world in and to all published or unpublished research, development information, technical data, designs, plans, specifications, computer programs and any other copyrightable  information or documentation related to the Invention, whether in written, machine readable, oral form or drawing.

SCHEDULE “C”

CONVERTIBLE GRID PROMISSORY NOTE

USD$10,000,000.00	DATE: APRIL 10, 2012

1.	Promise to Pay

FOR VALUE RECEIVED Biologix Hair Science Ltd. (together with its successors, the “Borrower”) unconditionally promises to pay to Hair Research And Science Est. (the “Lender”), its successors (including any successor by reason of amalgamation) and assigns, or to its order in lawful money of the United States of America, the amount of TEN MILLION DOLLARS ($10,000,000.00) (the “Principal Amount”) together with interest on the Principal Amount outstanding from time to time under this promissory note (this “Note”), all as recorded by the Lender on the grid attached hereto as Schedule 1 and, if applicable, on any grids attached hereto as subsequently numbered Schedules (collectively, the “Grid”). The Principal Amount outstanding together with accrued and unpaid interest shall be due and be paid in accordance with the following schedule:

●	US$2,000,000 on or before July 31st, 2012;

●	US$3,000,000 on or before December 31, 2012; and

●	US$5,000,000 on or before July 31st, 2013.

Each of the above payment deadlines are sometimes referred to herein as the “Maturity Date.”  Capitalized terms used but not defined herein have the meanings given in the Intellectual Property Purchase and Sale Agreement between the Borrower and the Lender dated the date of this Note (the “Purchase Agreement”).

2.	Interest

The Principal Amount outstanding at any time and from time to time shall bear interest from and including the date hereof to but excluding the Maturity Date at the rate of 3% per annum (calculated on the basis of a year of 365 days). Such interest shall be calculated and accrue daily and shall be payable (without compounding) each and every six months in arrears, with the first payment of interest due and payable on October 31, 2011.

Following the occurrence of an Event of Default, the Principal Amount outstanding at any time and from time to time and any accrued but unpaid interest shall bear interest at the rate equal to 12% per annum (calculated on the basis of a year of 365 days).  Such interest shall accrue daily and shall be payable on demand.

3.	Criminal Rate of Interest

In no event shall the aggregate interest payable to the Lender under this Note exceed the effective annual rate of interest lawfully permitted under the law of Barbados or any other law applicable to the Seller or the Borrower.  Further, if any payment, collection or demand pursuant to this Note in respect of such interest is determined to be contrary to any provisions of applicable laws, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of applicable law.

4.	Interest Rate

Each interest rate which is calculated under this Note on any basis other than a full calendar year (the “deemed interest period”) is equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

5.	Prepayment

The Borrower shall be entitled to prepay all or any portion of the Principal Amount outstanding, provided that the Borrower has first provided at least 30 days’ prior written notice to the Holder (as defined below). For greater certainty, the Holder shall be entitled to elect to exercise the right of conversion provided for in this Note during such 30-day notice period. Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

6.	Conversion

The Lender may, at the Lender’s option,  at any time and from time to time prior to the close of business of the Borrower on the fifth business day prior to the Maturity Date, elect to convert, in whole or in part, the Principal Amount outstanding and accrued but unpaid interest into common shares in the capital of the Borrower (“Common Shares”). Each Common Share so issued will for these purposes be valued based on a conversion price of US$0.75 per Common Share (the “Conversion Price”).

The Lender, or the current holder of this Note (the “Holder”), shall give a minimum of five business days prior written notice (“Notice of Conversion”) to the Borrower at its address for purposes of notice under Section 13 together with the Conversion Form attached hereto as Exhibit B exercising the right to convert this Note in accordance with the provisions hereof. Thereupon the Holder shall be entitled to be entered in the books of the Borrower as at the date of conversion as the holder of the number of Common Shares into which this Note (or the portion converted) is convertible in accordance with the provisions of this Section and, as soon as practicable thereafter and upon surrender of this Note to the Borrower, the Borrower shall deliver to the Holder a certificate or certificates for such Common Shares.

If the Lender provides a Notice of Conversion to the Borrower with respect to the conversion of a portion of the principal amount outstanding under this Note, the Borrower shall issue to the Lender a new convertible promissory note, having the same terms and conditions as this Note, representing the principal amount of the Note not converted.

For the purposes of this Section, this Note shall be deemed to be surrendered for conversion on the date (herein called “Conversion Date”) which is five business days following the date on which Notice of Conversion is received by the Borrower, provided that if this Note is surrendered for conversion on a day on which the register of Common Shares is closed, the Holder shall become the holder of record of such Common Shares as at the date on which such register is next re-opened.

The Borrower shall not be required to issue fractional Common Shares upon the exercise of any conversion right. In lieu of fractional Common Shares, the number of Common Shares issuable on conversion shall be rounded up or down, as the case may be, to the nearest whole Common Share. For greater certainty, no cash payments shall be made by the Borrower in lieu of issuing any fractional interest in a Common Share.

The Borrower covenants that it will issue and deliver to the Lender certificates evidencing such number of Common Shares as shall then be issuable upon the conversion of this Note or such portion of it as is specified in the Notice of Conversion.  The Borrower covenants that all Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable. The Borrower acknowledges that such certificates may bear legends regarding applicable restrictions on transfers of the Common Shares under applicable Canadian and U.S. securities laws. The Borrower represents and warrants that a sufficient number of Common Shares are authorized and have been reserved for issuance to satisfy the Borrower’s obligations on conversion of the Note.

The Borrower shall not declare or pay dividends in respect of the Common Shares following receipt by the Borrower of the Notice of Conversion, until after the Conversion Date.

7.	Anti-Dilution Protection

(a)
Definitions:  For the purposes of this Section 7, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below shall have the respective meanings specified therefor in this Section 7:

(i)	“Adjustment Period” means the period commencing on the date of issue of the Note and ending at the Maturity Date;

(ii)
“Current Market Price” of the Common Shares at any date means the price per share equal to the weighted average price at which the Common Shares have traded on the Over-the-Counter Bulletin Board or such other stock exchange or over-the-counter market as may be selected by the directors of the Borrower for such purpose during the period of any twenty consecutive trading days ending not more than five business days before such date; provided that the weighted average price shall be determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during the said twenty consecutive trading days by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any stock exchange or traded in the over-the-counter market, then the Current Market Price shall be determined by a firm of independent chartered accountants selected by the directors of the Borrower;

(iii)
“director” means a director of the Borrower for the time being and, unless otherwise specified herein, a reference to action “by the directors” means action by the directors of the Borrower as a board or, whenever empowered, action by the executive committee of such board; and

(iv)	“trading day” with respect to a stock exchange or over-the-counter market means a day on which such stock exchange or market is open for business.

(b)	Adjustments: Subject to Section 7(5), the Conversion Price shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(i)	If at any time during the Adjustment Period the Borrower shall:

(A)	fix a record date for the issue of, or issue, Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend;

(B)
fix a record date for the distribution to, or make a distribution to, the holders of all or substantially all of the outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares;

(C)	subdivide the outstanding Common Shares into a greater number of Common Shares; or

(D)	consolidate the outstanding Common Shares into a smaller number of Common Shares,

(any of such events in subsections (i), (ii), (iii) and (iv) above being herein called a “Common Share Reorganization”), the Conversion Price shall be adjusted on the earlier of the record date on which holders of Common Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Conversion Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

(1)	the numerator of which shall be the number of Common Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Common Share Reorganization; and

(2)
the denominator of which shall be the number of Common Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of a distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such date).

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 7(b)(i) as a result of the fixing by the Borrower of a record date for the distribution of securities exchangeable for or convertible into Common Shares, the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(ii)
If at any time during the Adjustment Period the Borrower shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of rights, options or warrants pursuant to which such holders are entitled, during a period expiring not more than forty-five days after the record date for such issue (such period being the “Rights Period”), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder (or in the case of securities exchangeable for or convertible into Common Shares, at an exchange or conversion price per share) at the date of issue of such securities of less than the Current Market Price of the Common Shares on such record date (any of such events being called a “Rights Offering”), the Conversion Price shall be adjusted effective immediately after the record date for such Rights Offering to the amount determined by multiplying the Conversion Price in effect on such record date by a fraction:

(A)	the numerator of which shall be the aggregate of

(1)	the number of Common Shares outstanding on the record date for the Rights Offering, and

(2)	the quotient determined by dividing

A.
either (a) the product of the number of Common Shares offered during the Rights Period pursuant to the Rights Offering and the price at which such Common Shares are offered, or, (b) the product of the exchange or conversion price of the securities so offered and the number of Common Shares for or into which the securities offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, by

B.	the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(B)
the denominator of which shall be the aggregate of the number of Common Shares outstanding on such record date and the number of Common Shares offered pursuant to the Rights Offering (including in the case of the issue or distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares for or into which such securities may be exchanged or converted).

If by the terms of the rights, options, or warrants referred to in this Section 7(b)(ii), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Common Share, as the case may be.  Any Common Shares owned by or held for the account of the Borrower shall be deemed not to be outstanding for the purpose of any such calculation.  To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 7(b)(ii) as a result of the fixing by the Borrower of a record date for the issue or distribution of rights, options or warrants referred to in this Section 7(b)(ii), the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(iii)	If at any time during the Adjustment Period the Borrower shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of:

(A)	shares of the Borrower of any class other than Common Shares;

(B)
rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares (other than rights, options or warrants pursuant to which holders of Common Shares are entitled, during a period expiring not more than forty-five days after the record date for such issue, to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share (or in the case of securities exchangeable for or convertible into Common Shares at an exchange or conversion price per share) at the date of issue of such securities to the holder of at least the Current Market Price of the Common Shares on such record date);

(C)	evidences of indebtedness of the Borrower; or

(D)	any property or assets of the Borrower;

and if such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the Conversion Price shall be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Conversion Price in effect on the record date for the Special Distribution by a fraction:

(1)	the numerator of which shall be the difference between

A.	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date, and

B.
the fair value, as determined in good faith by the directors of the Borrower, to the holders of Common Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution, and

(2)	the denominator of which shall be the product obtained by multiplying the number of Common Shares outstanding on such record date by the Current Market Price of the Common Shares on such record date.

Any Common Shares owned by or held for the account of the Borrower shall be deemed not to be outstanding for the purpose of such calculation.  To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 7(b)(iii) as a result of the fixing by the Borrower of a record date for the issue or distribution of rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares referred to in this Section 7(b)(iii), the Conversion Price shall be readjusted immediately after the expiry of any relevant exercise, exchange or conversion right to the amount which would then be in effect based upon the number of Common Shares issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(iv)	If at any time during the Adjustment Period there shall occur:

(A)
a reclassification or redesignation of the Common Shares, any change of the Common Shares into other shares or securities or any other capital reorganization involving the Common Shares other than a Common Share Reorganization;

(B)
a consolidation, amalgamation, arrangement or merger of the Borrower with or into another body corporate which results in a reclassification or redesignation of the Common Shares or a change of the Common Shares into other shares or securities;

(C)	the transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another Company or entity;

(any of such events being called a “Capital Reorganization”), after the effective date of the Capital Reorganization the Holder shall be entitled to receive, and shall accept, for the same aggregate consideration, upon conversion of the Note, in lieu of the number of Common Shares to which the Holder was theretofor entitled upon the conversion of the Note, the kind and aggregate number of shares and other securities or property resulting from the Capital Reorganization which the Holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares which the Holder was theretofore entitled to purchase or receive upon the conversion of the Note.  If necessary, as a result of any such Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Note with respect to the rights and interests thereafter of the Holder to the end that the provisions shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Note.

(v)
If at any time during the Adjustment Period any adjustment or readjustment in the Conversion Price shall occur pursuant to the provisions of Sections 7(b)(i), (ii), or (iii) of this Note, then the number of Common Shares purchasable upon the subsequent conversion of the Note shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Common Shares issuable on conversion of the Note immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Conversion Price.

(c)	Rules: Subject to Section 7(d), the following rules and procedures shall be applicable to adjustments made pursuant to this Section 7:

(i)	Subject to the following sections of this Section 7(c), any adjustment made pursuant to Section 7 shall be made successively whenever an event referred to therein shall occur.

(ii)
No adjustment in the Conversion Price shall be required unless such adjustment would result in a change of at least one per cent in the then Conversion Price; provided, however, that any adjustments which except for the provision of this subsection (ii) would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment.  Notwithstanding any other provision of Section 7, no adjustment of the Conversion Price shall be made which would result in an increase in the Conversion Price (except in respect of a consolidation of the outstanding Common Shares).

(iii)
If at any time during the Adjustment Period the Borrower shall take any action affecting the Common Shares, other than an action or event described in Section 7, which in the opinion of the directors would have a material adverse effect upon the rights of the Holder, the Conversion Price shall, subject to any necessary regulatory approval, be adjusted in such manner and at such time as the directors may determine to be equitable in the circumstances, provided that no such action shall be taken unless and until the Holder has been provided with notice of such proposed action and the consequences thereof.

(iv)
If the Borrower sets a record date to determine holders of Common Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Conversion Price shall be required by reason of the setting of such record date.

(v)
No adjustment in the Conversion Price shall be made in respect of any event described in Section 7 if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had converted the Note prior to or on the record date or effective date, as the case may be, of such event. Any such participation by the Holder is subject to regulatory approval.

(vi)
In any case in which this Note shall require that an adjustment shall become effective immediately after a record date for an event referred to in Section 7 hereof, the Borrower may defer, until the occurrence of such event:

(A)
issuing to the Holder, to the extent that the Note is converted after such record date and before the occurrence of such event, the additional Common Shares issuable upon such exercise by reason of the adjustment required by such event; and

(B)	delivering to the Holder any distribution declared with respect to such additional Common Shares after such record date and before such event;

provided, however, that the Borrower shall deliver to the Holder an appropriate instrument evidencing the right of the Holder upon the occurrence of the event requiring the adjustment, to an adjustment in the Conversion Price or the number of Common Shares purchasable upon the conversion of the Note and to such distribution declared with respect to any such additional Common Shares issuable on the conversion of the Note.

(d)
Notice:  Subject to Section 7(e), at least 21 days prior to the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the Holder under this Note, including the Conversion Price, the Borrower shall deliver to the Holder a certificate of the Borrower specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment.  In case any adjustment for which a notice in this Section 7(d) has been given is not then determinable, the Borrower shall promptly after such adjustment is determinable deliver to the Holder a certificate providing the calculation of such adjustment.  The Borrower hereby covenants and agrees that the register of transfers and share transfer books for the Common Shares will be open, and that the Borrower will not take any action which might deprive the Holder of the opportunity of exercising the rights of conversion contained in this Note, during such 21 day period.

(e)
Board Discretion: Notwithstanding any of the foregoing provisions of this Section 7, the board of directors of the Borrower may, subject to any required regulatory approval, vary the procedures described in this Section 7 if it determines in good faith having regard to the intentions underlying these provisions that such procedures would yield an unintended result, provided that such varied procedures are not prejudicial to the interests of the Holder, and the Holder is provided with notice of such proposed variation and the consequences thereof.

8.	Covenants

(a)           Corporate Existence. The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. The Borrower shall cause each of its subsidiaries to preserve and keep in full force and effect its corporate, partnership or other existence, in each case, except as would not otherwise have a material adverse effect on the business, assets, operations, condition, financial or otherwise, of the Borrower and its subsidiaries, taken as a whole.

(b)           Ranking. The Borrower shall not permit any of its subsidiaries to guarantee or otherwise be liable for, directly or indirectly, any indebtedness for borrowed money unless such subsidiary shall provide a guarantee of the obligations of the Borrower hereunder. The Borrower shall not and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien that secures obligations under any indebtedness for borrowed money (including any guarantee in respect thereof) unless the obligations of the Borrower hereunder (and the obligations of any subsidiary under any guarantee provided in connection herewith) rank in subordination to this Note.

(c)           Fundamental Changes. The Borrower shall not, and shall not permit any of its subsidiaries to, enter into any transaction whereby all or substantially all of the assets of the Borrower and its subsidiaries (determined on a consolidated basis) would become the property of any other person (whether by way of reorganization, merger, amalgamation, arrangement, consolidation, transfer, sale or otherwise).

9.	Events of Default

All amounts due under this Note shall immediately become due and payable without any notice, presentation, demand, protest or other action or notice to the Borrower if any one or more of the following events of default (an “Event of Default”) has occurred and is continuing:

(a)	the Borrower fails to make payment when due of the Principal Amount outstanding or of any accrued interest when due;

(b)	any representation and warranty of the Borrower in the Purchase Agreement or any Collateral Document shall be inaccurate in any material respect when made or deemed to be made;

(c)
any Collateral Document after delivery thereof shall for any reason (other than pursuant to, and in accordance with, the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the collateral purported to be covered thereby;

(d)
the Borrower shall default in the payment of any principal of or interest on any indebtedness (whether at stated maturity or at mandatory or optional prepayment or otherwise) and such default shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or relating to such indebtedness, or any default or event of default shall occur under any agreement or instrument evidencing or relating to any indebtedness if the effect thereof is to accelerate the maturity thereof, or to permit the holder or holders of such indebtedness, to accelerate the maturity thereof, or to require the mandatory prepayment or redemption thereof;

(e)
the Borrower shall fail to perform, observe or comply with, in any material respect, any of its covenants herein, in the Purchase Agreement or in the Collateral Documents (other than as provided in clauses (a), (c) and (d) above;

(f)
the Borrower (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding or order instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

10.	Grid Notations

The undersigned agrees that the entries by the Lender on the Grid of advances and payments shall be prima facie proof of the matters so recorded. The failure to record any amount on the Grid, however, shall not limit the obligation of the Borrower to repay the principal amount of the advances under this Note together with any and all interest accruing thereon or limit the right of the Lender to recover any amount due and payable hereunder.

11.	Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

12.	Waiver by the Borrower

The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonour, notice of acceleration, and notice of protest of this Note.

13.	No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently.  The single or partial exercise of any such right or remedy shall not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

14.	Transfer

This Note, including all rights and obligations associated hereunder, shall be transferable at the Holder’s option, in whole or in part, subject to applicable securities law; provided that the Borrower shall not be liable for any additional costs that may be associated or incurred in connection with the transfer, including without limitation any withholding taxes.

Not later than 5 business days after notice to the Borrower from the Holder of its intention to make such transfer or exchange is received by the Borrower and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Borrower shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of this Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as this Note so surrendered. If the Holder proposes to transfer this Note in part, the Borrower shall issue a note or notes for the aggregate principal amount to be transferred, on the same basis noted in the preceding sentence, and issue a replacement note for the part not transferred to the Holder. Each new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Borrower may elect not to permit a transfer of this Note if it has not obtained reasonable assurances that such transfer is exempt from the prospectus and registration requirements under applicable securities law.

15.	Notices

Any notice or other communication that is required or permitted to be given pursuant to this Note shall be in writing and will be validly given if delivered in person (including by courier service) or transmitted by electronic delivery as follows:

if to the Lender:	Hair Research And Science Est., Rätikonstrasse 13, 9490 Vaduz, Liechtenstein Attention: Mario Simmen Fax: __________________ E-mail: __________________

if to the Borrower:	Biologix Hair Science Ltd., The Business Center, Upton, St. Michael, Barbados Attention: John Martin Fax: __________________ E-mail: __________________
And in all instances with a copy to:
W.L. Macdonald Law Corporation 4th Floor - 570 Granville Street, Vancouver British Colombia, Canada V6C 3P1 Fax: 604.681.4760

Any such notice or other communication will be deemed to have been given and received on the day on which it was delivered or transmitted by electronic delivery (or, if such day is not a Business Day, on the next following Business Day). Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section.  For the purposes of this Note, “Business Day” means any day, other than a Saturday or Sunday, on which banks in Toronto, Ontario are open for commercial banking business during normal banking hours.

16.	Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of Liechtenstein, and shall enure to the benefit of the Lender and its successors (including any successor by reason of amalgamation) and assigns, and shall be binding on the Borrower and its successors (including any successor by reason of amalgamation) and permitted assigns.

[Signature Page Follows]

BIOLOGIX HAIR SCIENCE LTD. as Borrower

By:	/s/John Martin
Name: John Martin
Title: President and Director

Acknowledged and agreed this 10th day of April, 2012.

HAIR RESEARCH AND SCIENCE EST., as Lender

By:	/s/Mario Simmen
Name: Mario Simmen
Title: President

SCHEDULE NO. 1 TO THE CONVERTIBLE GRID PROMISSORY NOTE OF BIOLOGIX HAIR SCIENCE LTD. TO HAIR RESEARCH AND SCIENCE EST.

DATED April 10, 2011

ADVANCES AND PAYMENT

DATE	AMOUNT ADVANCED	AMOUNT PAID	TOTAL PRINCIPAL OUTSTANDING

04/05/2012	US$10,000,000	-	US$10,000,000

EXHIBIT A

ASSIGNMENT FORM

TO:	BIOLOGIX HAIR SCIENCE LTD. (the “Borrower”)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following person all rights of the undersigned pursuant to the convertible grid promissory note issued by the Borrower dated April 10, 2012.
Name of Assignee:

Address:

and the undersigned hereby irrevocably constitutes and appoints such assignee to be the lawful attorney of the undersigned to transfer such rights to the Note on the books of the Borrower, with full power of substitution.

The undersigned hereby certifies that the transfer of these securities is not being made in any public offering and: (a) that the transferee is an “accredited investor”, as such term is defined in Rule 501(a) of the United States Securities Act of 1933.

Date:  _________________

Name:

Title (if applicable):

Address:

A-1

EXHIBIT B

CONVERSION FORM

TO:                      BIOLOGIX HAIR SCIENCE LTD.  (the “Borrower”)

The undersigned hereby irrevocably elects to convert into common shares of the Borrower as defined in and in accordance with the terms of said Note (check one):

☐	all of the Principal Amount outstanding, together with any accrued but unpaid interest; or

☐
all accrued but unpaid interest, together with US$                                                principal amount of the Note.  The Borrower shall issue and deliver to the undersigned a note representing the balance of the principal amount as promptly as practicable.

DATED at __________________ this _____ day of _____________, ______.

Per:

Address:

B-1

SCHEDULE “D”

Security Agreement

(see attached)

D-1